                                                                Exhibit (p)(3)


                    BOSTON TRUST INVESTMENT MANAGEMENT, INC.

                                 CODE OF ETHICS


The Boston Trust Investment Management (BTIM) Code of Ethics (the "Code") establishes the framework for BTIM's commitment to responsible and ethical business practices. As a registered investment adviser, BTIM and each of its employees must act in accordance with the highest fiduciary principles and avoid conflicts of interest and the appearance of conflicts. The Code applies to each member of BTIM's Board of Directors, all employees of BTIM and any other person deemed to be an access person to BTIM under the Investment Company Act of 1940. Each employee or member of the Board of Directors (individually, an "Employee"; collectively, the "Employees") and any entity or employees thereof in a control relationship with BTIM, who in connection with his or her regular functions or duties, makes, participates in or has access to information regarding the purchase or sale of any security by BTIM ("Advisory Person") will be provided with a copy of the Code and is expected to be familiar with its contents, to comply with it and to keep it available for future reference. Each Employee will be required to acknowledge the receipt of the Code annually. Questions regarding the interpretation or administration of the Code should be referred to the Compliance Officer. This Code has been approved by BTIM's Board of Directors ("Board") and the Board has been apprised of procedures adopted to implement the Code's provisions.

Employees must act with the highest degree of loyalty to BTIM's clients and with personal integrity. Employees must place the interests of clients before their own personal interests. Employees must avoid the misuse of their position and avoid all actual or potential breaches of fiduciary duty or the appearance thereof. If an Employee has knowledge of apparent violations of the Code, or of any questionable actions affecting BTIM, that Employee is urged to report such knowledge to a member of management of BTIM who will consult, if he or she deems its appropriate, with the President of BTIM or its Compliance Officer.

Violation of the Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability, which might be imposed by Federal or state regulatory agencies or courts.

I. COMPLIANCE WITH GOVERNING LAWS AND REGULATIONS

In addition to the specific provisions set forth herein, Employees and Advisory Persons are required to comply with all legal and regulatory requirements in connection with their activities on behalf of clients and in their personal transactions, including, but not limited to, the Investment Advisers Act of 1940 ("Advisers Act") and the Investment Company Act of 1940 ("Investment Company Act"). With respect to applicable laws, rules and regulations, each Employee shall (i) maintain knowledge thereof; (ii) strive to remain in strict compliance therewith; and (iii) not knowingly participate in or assist any acts in violation thereof. When any law or regulation appears unclear or ambiguous, Employees shall immediately seek assistance in determining the lawful and ethical compliance procedures.

In accordance with applicable provisions of the law, Employees may not engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of investments by BTIM. Employees should recognize that it is unlawful for any access person BTIM, to directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the investment company advised by BTIM to:

         (i) employ any device, scheme or artifice to defraud BTIM or investment companies it advises;

         (ii) make any untrue statement of a material fact to BTIM or investment companies it advises or omit to state to BTIM or investment companies it advises a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon BTIM or investment companies it advises; or

         (iv) engage in any manipulative practice with respect to BTIM or investment companies it advises.

II.      PERSONAL SECURITIES TRANSACTIONS

     A.  General prohibitions.

         1. No Employee or advisory person may trade, directly or indirectly, in any security or a derivative transaction relating to a security, other than mutual funds or government securities, while a BTIM account has a pending buy or sell order for the same security (or underlying security in the case of a derivative transaction), until the order is executed or withdrawn.

         2. No Employee or advisory person may buy or sell for their own account so as to benefit from knowledge of BTIM's trading positions or plans for clients or BTIM's forthcoming research recommendations.

         3. No Employee or advisory person may accept a directorship of a publicly held company without disclosure and prior approval from the President of BTIM or the Compliance Officer.

         4. No Employee or advisory person may open a margin account without receiving prior approval from the President with notice to the Compliance Officer.

         5. No Employee or advisory person may acquire any securities in an initial public offering or purchase securities in a private placement without prior approval of the President or Compliance Officer.

     B.  Trading Restrictions

         1. BTIM has also established a "blackout" period for Portfolio
         Managers: no Portfolio Manager may trade, directly or indirectly, in any security or derivative related to any security, within seven (7) business days before and after a transaction in a client's account that he or she manages trades in that security.

         2. Investment personnel shall not profit, or avoid losses, on the purchase and sale or sale and purchase of the same securities within sixty (60) calendar days.

     C.  Pre-clearance and Disclosure

         1. All Employees must obtain pre-clearance of any contemplated purchase or sale of securities (except transactions in fully discretionary accounts) on the approved list with a market capitalization of less than $10 billion, such pre-clearance process to be documented in a prescribed form.

         2. All Employees must make an initial, annual and quarterly statement disclosing all publicly traded securities in which you have a beneficial interest, either directly or indirectly. Employees do not have to make such disclosure with respect to full discretionary accounts over which they exercise no day-to-day control.

         3. All Employees must disclose annually any brokerage and margin accounts he or she may have. Employees with fully discretionary accounts must disclose annually the location of all such accounts and acknowledge that they do not exercise day-do-day control over such accounts.

         4. No Employee may open or maintain an account at any brokerage firm unless the firm agrees to promptly send to the BTIM Compliance Officer duplicate copies of confirmations of all transactions, as well as any periodic statements of activity in the account.

     D.  Exemptions

         The Compliance Officer or the President may except a trade from the provisions set forth herein above when he or she determines that such trade raises no potential conflict of interest. Such determination shall be noted in a writing setting forth the reasons for such exception.

    III. RELATIONSHIPS WITH CLIENTS AND THIRD PARTIES

      A. Priority of Transactions.

Each Employee shall give a higher priority to transactions for such Employee's customers, clients and BTIM than to transactions in securities or other investments of which he or she is the beneficial owner, and so that transactions in securities or other investments in which he or she has such beneficial ownership do not operate adversely to their interest. If an Employee decides to make a recommendation about the purchase or sale of a security or other investment, such Employee shall give customers, clients and BTIM adequate opportunity to act on this recommendation before acting on his or her own behalf. For purposes of the foregoing, an Employee is a "beneficial owner" if he or she directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

     B. Disclosure of Conflicts

Each Employee, when making investment recommendations, or taking investment actions, shall disclose to his or her customers and clients any material conflict of interest relating to such Employee and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his or her ability to render unbiased and objective advice. Each Employee shall disclose to BTIM all matters, which could reasonably be expected to interfere with his or her duty to BTIM, or with his or her ability to render unbiased and objective advice. Each Employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his or her activities and shall comply with any prohibitions on such activities if a conflict of interest exists. The terms of Subsection IV.A and of this Subsection IV.B are in addition to, and should in no event be construed to supersede the terms of Subsection IV.C, below.

      C. Fiduciary Duties

Each Employee shall, in relationships with clients, use particular care in determining the applicable fiduciary duty owed any client by virtue of such Employee's function within BTIM and shall comply with such duty as to those persons and interests to whom or which it is owed.

      D. Personal Business

As individuals and as Employees, each Employee should avoid acting on behalf of BTIM in any transactions involving people or organizations with which such Employee, Family member or Affiliate has financial or other conflicts of interest. A conflict of interest can arise where an Employee, Family member or Affiliate has a financial or other interest in a customer or other person or company doing business with BTIM. Each Employee must manage such Employee's personal and business affairs so as to avoid situations that might lead to conflict, or even the appearance of a conflict, between such Employee's self-interest and such Employee's duty to BTIM and its clients and shareholders.

      E. Confidentiality

Each Employee may have access to employee, customer or BTIM non-public personal, proprietary or sensitive information. This includes, but is not limited to, any data relating to Employees or to existing, past or future customers, any data or devices that give BTIM a competitive advantage, such as marketing strategies, technological innovations, credit files, computer software, lists and directories, and strategic plans and ideas developed for BTIM. Confidential information regarding BTIM's clients acquired through an Employee's function within BTIM must be kept confidential. No Employee shall discuss such information internally or externally, except when by required by law in the normal and direct transaction of BTIM business, and never as a basis for personal gain. Employees are expected to safeguard confidential and proprietary information from illegal or unauthorized disclosure. Employees should practice vigilance to avoid inadvertent disclosure of confidential and proprietary information through dissemination of such information when using means of communication, including without limitation photocopiers, facsimile machines, internal and external e-mail and any on-line services including, without limitation, the Internet, which are accessible by third parties or the security of which may be easily breached by third parties.


      F. Gifts

Employees may not accept gifts or other items of more than $100 in value from any person or entity doing business with or seeking to do business with BTIM. The President may determine, on a case by case basis, that an Employee may retain a gift of greater than $100 in value.